EMPLOYMENT AGREEMENT


     AGREEMENT made as of the 18th day of April, 2000, by and between NEW WORLD COFFEE - MANHATTAN BAGEL, INC., a Delaware corporation (hereinafter referred to as the "Company"), having a place of business at 246 Industrial Way West, Eatontown, NJ 07724 and William C. Rianhard, residing at 129 South Street, Upton, MA 01568 (hereinafter referred to as the "Employee").

                                   WITNESSETH:

     In consideration of the mutual covenants herein contained, the parties hereto agree as follows.

     1. Employment. The Company hereby agrees to employ the Employee as President and Chief Operating Officer, and the Employee hereby agrees to accept such employment, subject to the terms and conditions hereinafter set forth. The Employee shall be elected an officer of the Company.

     2. Term. The term of the Employee's employment hereunder, except if earlier terminated pursuant to Paragraph 6 hereof, shall be for a period of two (2) years beginning on May 15, 2000. The term shall then continue from year to year thereafter unless either party gives notice to the contrary to the other party not less than 90 days prior to the commencement of any such one year extension period.

     3. Duties.

     (a) During the continuance of this Agreement, the Employee agrees to devote his attention, full time and best efforts to the rendition of his services hereunder, which shall include (i) overseeing the control and development of all brands and product lines, (ii) overseeing the control and development of all "wholesale" accounts and product lines/sales, (iii) supervision of the Marketing Department and all real estate and construction activities, (iv) overseeing the Franchise Sales and Services Department and, (v) overseeing the manufacturing department (vi) such other executive responsibilities as may be assigned to him from time to time by the Chairman or Board of Directors of the Company. The Employee will be based at the Company's Eatontown, New Jersey facility.

     (b) The Employee shall be entitled to make personal investments, provided that none of the same is directly or indirectly competitive with the business of the Company and further provided that any such activities do not detract from the services due from the Employee hereunder. Purchases of up to 2% of the stock of publicly traded companies shall not be restricted.

     4. Compensation. In consideration of all of the services to be rendered by the Employee hereunder, the Employee shall be paid, and he agrees to accept compensation as follows:

     (a) Compensation at an annual rate of one hundred sixty thousand ($160,000) dollars payable bi-weekly less applicable withholding taxes, subject to such increases, if any, as may be approved by the Board of Directors of the Company (the rate per annum which is in effect from time to time being referred to herein as the "Base Salary" of the Employee).

     (b) With respect to each fiscal year of the Company, a performance bonus, as determined by the Board of Directors, of up to 25% of the employee's base salary and an annual service bonus of 25% of the Employee's base salary. The Service Bonus portion shall be payable 50% on or about September 1 of each fiscal year and the balance shall be payable at its customary time following the end of each fiscal year of the Company during the term hereof. All bonus payments shall be pro-rated if services are rendered during only a part of such fiscal year.

     (c) Employee shall be issued options to acquire 60,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company's common stock as of April 12, 2000. Such options shall vest as to 15,000 shares upon commencement of duties and 15,000 shares on the first anniversary of the date of grant, and 30,000 shares on the second anniversary of the date of grant. The date of the grant shall be May 15, 2000. If this Agreement is expressly extended beyond May 14, 2002, then Employee shall be granted an option to acquire an additional 30,000 shares (at the same strike price previously fixed), which shall vest on the third anniversary of the grant.

     (d) During the term of this Agreement, Employee shall be entitled to receive an automobile allowance of $12,000 per year payable in equal monthly installments plus gas, oil and toll reimbursements.

     (e) Employee shall be entitled to three (3) weeks paid vacation per year.

     (f) Company shall reimburse Employee's expenses actually incurred to relocate from Upton, MA to a residence located within fifty (50) miles of Eatontown, New Jersey, subject to a $40,000 limitation. The Company will reimburse employee for any tax consequences as a result of such reimbursement.

     (g) The Company shall, at its' cost, rent an apartment for Employee's use during the term of this Agreement. The cost to the Company of such rental and utilities shall not exceed $12,000 annually.

     5. Benefits.

     (a) The Employee shall be entitled to such benefits as may be made available by the Company to its executives, including sick leave, medical and life insurance.

     (b) Except as hereinafter provided in Paragraph 6 hereof, the Company shall pay the Employee, for any period during which he is unable fully to perform his duties because of physical or mental disability or incapacity, an amount equal to the compensation due him for such period less the aggregate amount of all income disability benefits which he may receive or to which he may be entitled under or by reason of (i) any group health or accident insurance plan of the Company; (ii) any applicable compulsory State disability law; (iii) the Federal Social Security Act; and (iv) any applicable workmen's compensation law or similar law.

     (c) The Employee shall be entitled to reimbursement for expenses reasonably and necessarily incurred by him in the course of his duties, upon accounting therefor.

     (d) The Employee shall be entitled to indemnification as provided by the By-Laws of the Company and applicable law, and shall also be covered by existing officer/director liability insurance.

     6. Termination.

     (a) The term of this Agreement may be ended prior to the date specified in Paragraph 2, under the following conditions:

          (i) Upon the death of the Employee.

          (ii) Upon notice to the Employee, if the Employee has committed any act of fraud, embezzlement or misappropriation.

          (iii) Thirty (30) days after notice to the Employee of his breach of his duties hereunder (other than as set forth in (ii) above), unless such breach is fully remedied before the end of such thirty (30) day period or, if such breach cannot be remedied within thirty (30) days, unless the Employee continues to use his best efforts to cure the same until such breach is remedied.

          (iv) If the Employee shall be both absent for a period of at least 30 days continuously or a total of 60 days within any 180 day period, and shall be so mentally or physically incapacitated or disabled as to be unable to perform his duties hereunder during such period and at the time of termination.

     (b) Upon any termination of this Agreement under Paragraph 6(a), the Company shall not be obligated to pay any compensation or expenses or provide other benefits other than those accrued to the date of termination, and the Employee shall cease to hold all positions in the Company, and such termination shall constitute a voluntary resignation by the Employee of each office and directorship then held by him, and the Employee shall, if requested and if able, deliver to the Company confirmatory written resignations. The Employee shall also deliver to the Company all property of the Company, which may then be in the Employee's possession, including but not limited to the rental apartment.

     (c) Upon any termination of this Agreement other than under Paragraph 6(a), Employee shall be entitled to receive the following severance payments: (i) twelve (12) months' Base Salary payable bi-weekly during the twelve (12) month severance period, (ii) three (3) months service bonus payable bi-weekly and
(iii) twelve (12) months' automobile allowance of $1,000 per month payable monthly and the immediate vesting of any options due to vest within a year. If agreement is not renewed by the Company then the employee will receive six (6) months Base Salary payable bi-weekly, six (6) months service bonus payable bi-weekly and 6 months automobile allowance payable monthly.

     (d) Upon change of control of the Company, defined as: 1) the acquisition of more than 40% of the voting stock of the Company by a single person or group;
2) a change in the majority of the Board of Directors as a result of a cash tender offer, merger, sale of assets or contested election; 3) the approval by shareholders of the Company of a sale of all or substantially all of the Company's assets; 4) the closing of a transaction in which more than 50% of the Company's voting power is transferred and 5) a tender offer which results in a person or group acquiring more than 40% of the Company, Employee shall be entitled to a full Bonus payment (i.e., 50% of then prevailing Base Salary) for the current fiscal year during which the change of control occurred within thirty (30) days of such change in control ("Change of Control Bonus"), and, if terminated within the six (6) month period following a change of control shall be entitled to receive bi-weekly one (1) year's Base Salary, one (1) year's bonus less the any bonus already paid in 6(d) above to the extent that the same calendar period is not paid twice, automobile allowance for the twelve months following the change of control and the right to exercises the balance of unvested options. ("Change of Control Severance"). Notwithstanding the above, (Change of Control will be deemed to have occurred only if employment is not offered at the same or greater economic level as provided herein and retention of previous job title and primary responsibilities).

     7. Covenant Not to Compete or Solicit.

     (a) Until the first anniversary of any termination of this Agreement under Paragraph 6(a), Employee shall not directly or indirectly, without the prior written consent of the Company engage anywhere in the northeastern United States in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (except for ownership of five percent (5%) or less of any outstanding entity whose securities are listed on a national securities exchange), or participate in the financing, operation, management or control of, any firm, corporation or business that engages in the marketing or sale of bagels as its/their principal business.

     (b) The covenants contained in Section 7(a) above shall be construed as a series of separate covenants, one for each county, city and state of any geographic coverage, each such separate covenant shall be identical tin terms to the covenant contained in Section 7(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this
Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

     8. Non-Disclosure of Confidential Information. The Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all information relating to its products, services and operations and the identity of suppliers, franchisees and customers (the "Confidential Information"), and the Employee further acknowledges that the Confidential Information is of substantial value to the Company. Accordingly, the Employee agrees that he will not, during or after the termination of this Agreement, disclose or use any Confidential Information other than in connection with the business of the Company.

     9. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be deemed given when delivered to a party or five business days after the same is mailed to a party, certified mail, return receipt requested, to the addresses set forth herein or such other address of which notice is given in accordance herewith.

     10. Modification and Waiver. This Agreement may not be changed or terminated orally but only in writing signed by the parties hereto, and no waiver of a breach of any provision hereof shall be effective unless in writing signed by the party against whom enforcement is sought. No such waiver shall operate or be construed as a waiver of any subsequent breach of such provisions.

     11. Applicable Law. This Agreement shall be subject to and governed by the laws of the State of New Jersey.

     12. Remedies. The Company, in addition to any other remedy or remedies to which it may be entitled, shall be entitled to obtain injunctive relief against any breach or threatened breach by the Employee of the provisions of Section 7 and 8 hereof. In the event of a dispute hereunder, each party shall be responsible for their own expenses.

     13. Representation of Employee. The Employee hereby represents and warrants that the Employee is not bound by any contract, agreement, court order or decision which conflicts in any manner with the duties to be performed by the Employee hereunder or which would limit, in any respect, the right of the Employee to use any of the Employee's knowledge or experience in the performance of the Employee's duties hereunder.

     14. Representation of the Company. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all requisite corporate action by the Company and this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

     15. Captions. The underlined captions set forth herein are descriptive only, and shall not be deemed to be a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 NEW WORLD COFFEE-MANHATTAN BAGEL, INC.



                                 By: /s/ Jerry Novack
                                     ----------------
                                     Authorized Signature
                                     Jerry Novack, VP of Finance, CFO


                                     /s/ William C. Rianhard
                                     -----------------------
                                     William C. Rianhard, Individually